Exhibit 21.1

List of Subsidiaries of the Company

Name of Company	Place of Incorporation	Percentage Ownership
Hero Capital Profits Limited	British Virgin Islands	100%
Weifeng Xinsheng Food Co., Ltd.	PRC	100%